PROSPECTUS SUPPLEMENT NO. 4

Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-123008

OXIS INTERNATIONAL

PROSPECTUS SUPPLEMENT NO. 4 DATED JULY 26, 2006

TO THE PROSPECTUS DATED APRIL 12, 2006

This Prospectus Supplement No. 4 supplements our Prospectus dated April 12, 2006 with the following attached documents:

A. Form 8-K Current Report dated July 20, 2006

The attached information modifies and supersedes, in part, the information in the prospectus. Any information that is modified or superseded in the prospectus shall not be deemed to constitute a part of the Prospectus except as modified or superseded by this Prospectus Supplement.

This Prospectus Supplement No. 4 should be read in conjunction with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and the Prospectus, each of which are required to be delivered with this Prospectus Supplement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THE PROSPECTUS, AS
SUPPLEMENTED BY THIS PROSPECTUS SUPPLEMENT.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE
SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE
SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT IS
TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

The date of this prospectus supplement is July 26, 2006.

INDEX TO FILINGS

Annex
Form 8-K Current Report of the registrant filed with the Securities and Exchange Commission on July 26, 2006	A

Annex A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported): 07/20/2006

(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  0-8092

DE	94-1620407
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

323 Vintage Park Drive, Suite B, Foster City, California 94404
(Address of Principal Executive Offices, Including Zip Code)

(650) 212-2568
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 26, 2006, OXIS International, Inc. (“OXIS”) entered into a Renewal and Modification Promissory Note (“Renewal Note”) with Fagan Capital, Inc. Pursuant to the terms of the Renewal Note, OXIS is extending the Promissory Note which it issued to Fagan Capital on March 31, 2006, which had a principal amount of $400,000 with interest to accrue at annual rate of 8.0%. The Renewal Note is in a principal amount of $405,600 (the principal amount of the original Promissory Note plus the $5,600 of interest which accrued under the original Promissory Note. The effective date of the Renewal Note is June 2, 2006. No payments of interest or principal are required prior to the maturity date. The maturity date of the Renewal Note is June 1, 2007. The obligation to pay all unpaid principal and accrued interest will be accelerated upon an event of default, including, after October 31, 2006, failure to pay debt when due in an amount exceeding $300,000, or at any time, the bankruptcy of OXIS or related events. Pursuant to the Renewal Note OXIS covenants that, after October 31, 2006, it will not incur indebtedness, other than its current Bridge Bank loan and normal course trade debt, in excess of $1 million. OXIS also covenants that it will not pledge, grant or convey any new liens on its assets. The purpose of this loan is to provide the corporation with intermediate term financing as it seeks longer term financing. In conjunction with the issuance of the Renewal Note, on July 26, 2006 OXIS also issued to Fagan Capital a common stock purchase warrant to purchase 1,158,857 shares of common stock at an initial exercise price of $0.35 per share. The exercise price is adjustable pursuant to certain anti-dilution provisions and upon the occurrence of a stock split. The common stock purchase warrant has an effective date of June 2, 2006 and an expiry date of June 1, 2014. The parties are negotiating the terms of a Registration Rights Agreement covering the shares underlying the common stock purchase warrant.

The foregoing summary of the material terms of the Renewal Note and the common stock purchase warrant are qualified in their entirety by the text of the Renewal Note and common stock purchase warrant attached as Exhibit 10.1 and Exhibit 10.2 respectively to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2005, OXIS entered into an Amendment #2 to the Exclusive License and Supply Agreement originally signed on September 28, 2004 with HaptoGuard, Inc. (“HaptoGuard”) pursuant to which OXIS agreed to allow up to three three-month extensions to HaptoGuard’s obligation to begin Phase II clinical trials with a licensed product upon the payment of $50,000 by HaptoGuard for each three-month extension. In addition, OXIS also agreed to change the timeline for initiation of Phase IIb clinical trials with a licensed product under the license agreement and agreed to allow the same extension arrangement for that milestone as well. To date OXIS has received one payment of $50,000 from HaptoGuard for extension of the initiation of Phase II clinical trials pursuant to this Amendment #2.

The foregoing summary of the material terms of the Amendment #2 to the Exclusive License and Supply Agreement is qualified in its entirety by the text of the Amendment #2 to the Exclusive License and Supply Agreement attached as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation.

Reference is made to the disclosures under Item 1.01 above.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

10.1 Renewal and Modification Promissory Note dated June 2, 2006.

10.2 Common Stock Purchase Warrant dated June 2, 2006

10.3 Amendment #2 to Exclusive License and Supply Agreement dated July 19, 2006

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

OXIS International, Inc.

Date: July 26, 2006	By:	/s/ Michael D. Centron
Michael D. Centron
Title: Chief Financial Officer

Exhibit 10.1

RENEWAL AND MODIFICATION PROMISSORY NOTE

$405,600	June 2, 2006

For value received, OXIS INTERNATIONAL, INC., a Delaware corporation (“Oxis”), and each of the undersigned subsidiaries of Oxis, jointly and severally, hereby promise to pay, on or before the Maturity Date (as defined below), to the order of FAGAN CAPITAL INC., a Texas corporation (the “Lender”), the principal amount of FOUR HUNDRED FIVE THOUSAND SIX HUNDRED AND 00/100 DOLLARS ($405,600.00), plus all accrued and unpaid interest thereon plus any other sums owing under or pursuant to this Note, all upon the terms and conditions set forth below.

1.	Definitions. For purposes of this Note, certain capitalized terms used herein shall have the following meanings:

(a)	“Acceleration” is defined later herein.

(b)	“Borrowers” shall mean Oxis and each of the undersigned subsidiaries of Oxis, individually, collectively, jointly, severally, and interchangeably any, each, and/or all of them.

(c)	“Effective Date” shall mean June 2, 2006.

(d)	“Event of Default” is defined later herein.

(e)	“Excluded Indebtedness” shall mean the following obligations of the Borrowers:

i.	The Existing Secured Debt in a principal amount not to exceed at any time $3,100,000, plus accrued interest thereon, plus
ii.	Any indebtedness which is specifically subordinated to this Note (and upon which no payments of principal can be made while any Financial Obligations are outstanding).

(f)	“Existing Secured Debt” shall mean the existing loan due by Borrowers to Bridge Bank N.A. whose address is 2120 El Camino Real, Santa Clara, CA 95050.

(g)	“Financial Obligations” shall mean, collectively, the principal amount of this Note, plus all accrued and unpaid interest thereon, plus any other sums owing under this Note.

(h)	“Fundamental Transaction” is defined later herein.

(i)
“Indebtedness” shall mean all indebtedness of the Borrowers (inclusive of the Financial Obligations), as the term indebtedness is generally understood; provided that the term Indebtedness specifically shall also include any trade debt and accrued expenses which have not been paid within 60 days of the initial customary due dates specified in the original invoices or other original documents evidencing the liabilities.

(j)	“Indemnified Party” is defined later herein.

(k)	“Lien” shall mean a lien and/or security interest.

(l)	“Maturity Date” is defined later herein.

(m)
“Maximum Legal Rate” shall mean the highest legal non-usurious interest rate permissible by law from time to time under the laws of the State of Texas or the federal laws of the United States, or the laws of an applicable foreign jurisdiction in the case of non-U.S. companies, as the case may be, whichever applicable laws allow the highest rate of interest to be charged on all amounts due under this Note.

(n)	“Non-Permitted Event” is defined later herein.

(o)	“Note” shall mean this Renewal and Modification Promissory Note.

(p)
“Permitted Lien” shall mean the existing Lien on a certificate of deposit owned by Borrowers, in a face amount not to exceed at any time $3,100,000, plus accrued interest, which certificate of deposit secures the Existing Secured Debt.

2.	Payments Due Under This Note.

(a)	Unless sooner paid, all principal and accrued interest on this Note shall be due and payable on June 1, 2007, or earlier upon the occurrence of an Event of Default (the “Maturity Date”).

(b)	Interest shall accrue and be payable on the outstanding principal balance until the Maturity Date at the lesser of eight percent (8%) per annum or the Maximum Legal Rate.

(c)
To the fullest extent permitted by applicable law, from and after the Maturity Date, the unpaid Financial Obligations shall bear interest from such date until paid in full at the lesser of eighteen percent (18%) per annum or the Maximum Legal Rate.

(d)
Notwithstanding anything else to the contrary herein or in any other agreement between or among Lender and any Borrower, it is the intent of Borrowers and Lender to conform to and contract in strict compliance with applicable usury laws from time to time in effect. All agreements between Lender and Borrowers are hereby limited by the provisions of this paragraph which shall override and control all agreements, between or among Lender and any Borrower, whether now existing or hereafter arising and whether written or oral. In no way, nor in any event or contingency (including, but not limited to, prepayment, default, demand for payment, or acceleration of the maturity of any obligation), shall the interest taken, reserved, contracted for, charged or received under this Note or otherwise, exceed the maximum non-usurious amount permissible under applicable law. If, from any possible construction of any document, interest would otherwise be payable in excess of the maximum non-usurious amount, any such construction shall be subject to the provisions of this paragraph and such document shall be automatically reformed and the interest payable shall be automatically reduced to the maximum non-usurious amount permitted under applicable law, without the necessity of execution of any amendment or new document. If Lender shall ever receive anything of value which is characterized as interest under applicable law and which would apart from this provision be in excess of the maximum lawful amount of interest, an amount equal to the amount which would have been excessive interest shall, without penalty, be applied to the reduction of the Financial Obligations other than accrued interest or shall be refunded to Borrowers to the extent such amount exceeds the then-outstanding Financial Obligations other than accrued interest. The right to accelerate maturity of this Note does not include the right to accelerate any interest which has not otherwise accrued on the date of such acceleration, and Lender does not intend to charge or receive any unearned interest in the event of acceleration. All interest paid or agreed to be paid to Lender shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full stated term (including any renewal or extension) of this Note so that the amount of interest on account of this Note does not exceed the maximum non-usurious amount permitted by applicable law.

(e)	All interest shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) elapsed.

(f)
All payments on the Financial Obligations are payable in lawful money of the United States of America in immediately available funds at Fagan Capital Inc., 5201 North O'Connor Blvd. Suite 440, Irving, Texas 75039, or at such other office as the Lender may designate.

3.	Representations and Warranties of Borrowers. Borrowers hereby jointly and severally represent and warrant to Lender as follows:
(a)	Oxis is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b)
Each undersigned subsidiary of Oxis is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of the jurisdiction shown in the signature block for each such subsidiary.

(c)
Excluding Biocheck Inc., a California corporation (“Biocheck”), which is a 51%-owned subsidiary of Oxis and which is not a signatory to this Note as of the Effective Date, the Borrowers do not have any other direct or indirect subsidiaries which own any assets.

(d)
The execution, delivery and performance of this Note by Borrowers are within Borrowers' corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) Borrowers' charter or by-laws or (ii) any law or any contractual restriction binding on or affecting Borrowers or their properties.

(e)
No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery and performance by Borrowers of this Note and any other documents or instruments executed in connection with this Note.

(f)	This Note constitutes the legal, valid and binding obligation of Borrowers, enforceable against Borrowers in accordance with its terms.
(g)
All information and other materials concerning Borrowers which have been made available by, or on behalf of Borrowers are, when considered as a whole, complete and correct in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made.

(h)
There is no action, litigation, investigation, or proceeding pending or, to the knowledge of Borrowers, threatened against Borrowers before any court, arbitrator, or administrative agency which might result in any material adverse change in the business or financial condition of Borrowers.

4.	Representations and Warranties of Lender. By accepting this Note, Lender agrees that:

(a)	Lender has full power and authority to hold this Note.

(b)
This Note is being purchased for investment for Lender’s own account, not as a nominee or agent, and not with a view to the public resale or distribution thereof within the meaning of the 1933 Act, and Lender has no present intention of selling, granting any participation in, or otherwise distributing the same.

(c)	Lender has such knowledge and experience in financial or business matters that Lender is capable of evaluating the merits and risks of an investment in this Note.

5.	Covenants of Borrowers. So long as any portion of the Financial Obligations shall remain outstanding, unless the Lender shall otherwise consent in writing:
(a)	Borrowers will comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and other requirements of governmental authorities;
(b)
Borrowers will maintain and preserve their existence, rights and privileges, intellectual property, licenses and franchises and obtain, maintain and preserve all permits, licenses, authorizations and approvals that are necessary in the proper conduct of their business;

(c)
Borrowers will keep adequate and proper records and books of account, in which complete and correct entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial matters and transactions in relation to the business and activities of Borrowers and their subsidiaries and affiliates;

(d)
Borrowers shall file, on a timely basis, all Federal, state and local tax returns and other reports required by applicable law to be filed by Borrowers and all taxes, assessments and other charges imposed by any governmental authority upon Borrowers or any property of Borrowers (including, without limitation, all federal income and social security taxes on employees' wages) and all such taxes, assessments and other charges which become due and payable shall be paid when due;

(e)
Borrowers will not merge or consolidate with any person or entity or sell, convey, transfer, lease or dispose of (whether in one transaction or in a series of transactions) all or substantially all of their assets to any person or entity, or abandon all or substantially all of their assets (any such transaction, a “Fundamental Transaction”); provided, however, that Borrowers may consummate a Fundamental Transaction if (i) Borrowers are the surviving entities and, after the consummation of such Fundamental Transaction, Borrowers will reaffirm in writing their obligations under this Note if requested to do so by Lender, (ii) no other provision of this Note would be violated by or after consummation of such Fundamental Transaction, and (iii) no Non-Permitted Event shall have occurred either before or after giving effect to such Fundamental Transaction;

(f)	After October 31, 2006, Borrowers shall not incur or maintain total Indebtedness, other than Excluded Indebtedness, which at any time exceeds a total of $1,000,000;

(g)
Other than the Permitted Lien, Borrowers shall not pledge, grant or convey to any person a Lien in or on any of the assets of Borrowers without the prior written consent of the Lender. If Borrowers should grant or attempt to grant any Lien (other than the Permitted Lien) to any creditor, then Borrowers intend that they shall be deemed hereby to have pledged, granted and conveyed to Lender, to secure all Financial Obligations, as of the date hereof, a prior Lien in the collateral subject to such Lien, and the Lien of such other creditor shall be automatically subordinated to the Lien of Lender;

(h)	Oxis shall not reduce its ownership of the capital stock of Biocheck or its voting interest in Biocheck below fifty-one percent (51%);

(i)	Oxis shall not make any distributions or dividends of any of its cash or assets to any of its shareholders and shall not redeem or repurchase any of its outstanding capital stock;

(j)
Any transaction which Borrowers purport to enter into, which would be in violation of Borrowers’ covenants in Sections 5(f), 5(g), 5(h), or 5(i) of this Note shall be null and void and of no force or effect. Borrowers hereby grant Lender the independent right to enforce this Section 5(j), against Borrowers and all relevant parties involved in any transaction prohibited by Sections 5(f), 5(g), 5(h), or 5(i) of this Note, at any time that Lender is not satisfied with Borrowers’ enforcement of this Section 5(j);

(k)
If, subsequent to the Effective Date, Borrowers increase their ownership of the capital stock of or voting interest in Biocheck to 80% or greater, Borrowers will immediately cause Biocheck to enter into this Note as one of the joint and several obligors hereunder (or at the option of Lender, to enter into a full guaranty of this Note);

(l)
Subsequent to the Effective Date, Borrowers will not acquire or form, or contribute any assets to any existing, acquired or newly formed subsidiary, in any jurisdiction worldwide, without simultaneously causing each such entity to become a joint and several obligor under this Note (or at the option of Lender, to enter into a full guaranty of this Note); and

(m)
If, subsequent to the Effective Date, Borrowers discover than any of their existing subsidiaries which are not obligors under this Note, in fact have any assets whatsoever, Borrowers will immediately cause each such subsidiary which has assets to become a joint and several obligor under this Note (or at the option of Lender, to enter into a full guaranty of this Note).

(n)
Prior to executing a debt instrument payable to any other person or entity, each Borrower shall advise such other person or entity of the terms of this Note and provide each such person or entity a copy of this Note.

(o)
On the first day of each calendar quarter, beginning October 1, 2006, any one of the Chief Executive Officer, President, or Chief Financial Officer of Oxis shall provide Lender with a written statement (the “Quarterly Certification”) whereby such officer executing the Quarterly Certification certifies that each of Oxis and the other Borrowers are in compliance with all covenants in Section 5 hereof and have been in compliance with all such covenants since the Effective Date.

6.
Payments and Prepayments. Borrowers may, at their option, prepay the principal amount of this Note, in whole at any time and in part from time to time without premium or penalty. No check, draft or other instrument shall constitute final payment unless and until such checks, drafts or instruments have actually been collected. Any monies received shall be applied first to accrued and unpaid interest hereunder, second to principal of this Note, and third to any other Financial Obligations.

7.	Non-Permitted Event. Any of the following events is a “Non-Permitted Event”:

(a)	Borrowers shall fail to pay any principal of, or interest on, this Note when due (whether by scheduled maturity, acceleration, demand or otherwise);

(b)	Any representation or warranty made by Borrowers in this Note shall have been incorrect in any material respect when made;

(c)	Borrowers shall fail to perform or observe any term, covenant or agreement contained in the Note, including but not limited to the covenants in Section 5 hereof;

(d)
After October 31, 2006, Borrowers or any of their subsidiaries shall fail to timely pay when due any payment in any amount (or an acceleration otherwise occurs) on any Indebtedness (where such Indebtedness is in an outstanding amount in excess of an aggregate of $300,000).

(e)
One or more judgments or orders for the payment of money exceeding any applicable insurance coverage by more than $200,000 in the aggregate shall be rendered against Borrowers or any of their subsidiaries;

(f)	Borrowers or any of their subsidiaries shall admit in writing their inability to pay their debts generally, or shall make a general assignment for the benefit of creditors;

(g)	The filing by or against Borrowers of any voluntary or involuntary petition in bankruptcy or any petition for relief under the federal bankruptcy code or any other state or federal law for the relief of debtors; provided, however, with respect to an involuntary petition in bankruptcy, such petition has not been dismissed within sixty (60) days after the filing of such petition;

(h)
The execution by Borrowers of an assignment for the benefit of creditors or the appointment of a receiver, custodian, trustee or similar party to take possession of a material portion of Borrowers’ assets or property; or

(i)
Any provision of this Note shall at any time for any reason be declared to be null and void by a court of competent jurisdiction, or the validity or enforceability hereof shall be contested by Borrowers, or a proceeding shall be commenced by Borrowers seeking to establish the invalidity or unenforceability hereof, or Borrowers shall deny that they have any liability or obligation hereunder.

8.
Event of Default. If any Non-Permitted Event described in Sections 7(a), 7(b), or 7(i) occurs, then such Non-Permitted Event will, without any further notice, constitute an “Event of Default” hereunder. If any Non-Permitted Event described in Sections 7(c), 7(d), 7(e), 7(f), 7(g), or 7(h) occurs and is not cured within fifteen (15) days after written notice is delivered to any Borrower regarding such Non-Permitted Event, then such Non-Permitted Event will also constitute an “Event of Default”. Upon an Event of Default, all Financial Obligations will become immediately due and payable (“Acceleration”), without the need for any further action on the part of Lender. Lender will have, in addition to its rights and remedies under this Note, full recourse against any real, personal, tangible or intangible assets of Borrowers, and may pursue any legal or equitable remedies that are available to Lender, and Lender may take any other actions or remedies available to it under this Note or other applicable law. Borrowers will not have an opportunity to cure any Event of Default, and prevent Acceleration, absent written Lender approval at such time, which approval may be granted or withheld in Lender's sole discretion.

9.
Amendments and Waivers of Note Provisions. No amendment of any provision of this Note shall be effective unless it is in writing and signed by Lender, and no waiver of any provision of this Note, and no consent to any departure herefrom, shall be effective unless it is in writing and signed by Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. No course of dealing between Borrowers and Lender will operate as a waiver or modification of any party’s rights or obligations under this Note. No delay or failure on the part of Lender in exercising any right or remedy under this Note will operate as a waiver of such right or any other right. A waiver given on one occasion will not be construed as a bar to, or as a waiver of, any right or remedy on any future occasion.

10.
Joint and Several Obligation. It is the express intention of Lender and Borrowers that the obligations under this Note shall be joint and several as to Borrowers. The fact that this Note is a joint and several obligation of Borrowers is a material inducement and bargained-for exchange pursuant to which Lender has agreed to accept this Note. Borrowers agree that they have received or shall receive a material benefit, whether direct or indirect, from entering into this Note, and do hereby waive any claim or argument, whether now or hereafter existing, relating in any way to fraudulent conveyance or lack of consideration for entering into this Note.

11.
Other Waivers by Borrowers. Presentment for payment, demand, notice of nonpayment or nonperformance, protest, notice of protest, notice of intent to accelerate, notice of acceleration, and all other notices (except only those notices which are specifically required by this Note), filing of suit and diligence in collecting this Note or enforcing any of the security herefor are hereby waived by Borrowers, all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of Borrowers, all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns. Borrowers, and any endorsers, or guarantors hereof, severally waive and relinquish, to the fullest extent permitted by law, all rights to the benefits of any moratorium, reinstatement, marshaling, forbearance, valuation, stay, extension, redemption, appraisement, and exemption now or hereafter provided by the constitution and laws of the United States of America and of each state thereof and any other jurisdiction, both as to themselves and in and to all of their property, real and personal, against the enforcement of the obligations evidenced by this Note.

12.
Exercise of Remedies. No failure on the part of the Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.

13.
Severability; Unenforceability; Deemed Amendment. The invalidity or unenforceability of any term or provision of this Note will not affect the validity or enforceability of any other term or provision hereof.  Any provision of this Note which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining portions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction. With respect to any jurisdiction, it is also the intent and agreement of the Borrowers and Lender that this Note shall be deemed amended by modifying such invalid or unenforceable provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

14.
Fees and Expenses. Borrowers hereby agree to reimburse on demand, to Lender all costs and expenses (including, without limitation, all legal fees and expenses) incurred by Lender in connection with (i) the preparation, execution, delivery and administration of this Note, and (ii) the enforcement of Lender's rights, and the collection of all amounts due, hereunder. Notwithstanding item (i) of the preceding sentence, in connection with the preparation and execution of this Note and other documents being executed substantially contemporaneously herewith, Lender’s costs and expenses to be reimbursed by Borrowers will be between $5,000 and $7,500, for work performed through the date of execution of this Note and such other documents (even though the date of execution is subsequent to the Effective Date).

15.
Indemnification. Borrowers hereby jointly and severally agree to indemnify, defend, and hold harmless, to the fullest extent permitted by law, the Lender and each of its directors, officers, shareholders, employees, agents, affiliates and advisors (each, an “Indemnified Party”) from and against any and all claims, damages, losses, liabilities and expenses (including, without limitation, all legal fees and expenses) which may be incurred by or asserted against Lender or any other Indemnified Party in connection with or arising out of any investigation, litigation or proceeding related to or arising out of this Note or any other related document or instrument or any transaction contemplated hereby or thereby (but in any case excluding any such claims, damages, losses, liabilities or expenses incurred solely by reason of the gross negligence or willful misconduct of any such Indemnified Party). The obligations of Borrowers under this Section shall survive the payment in full of this Note.

16.
Exchange Rights. At any time on or before the fifth day after the repayment of the Financial Obligations in full, if any Borrower enters into an agreement with any party other than Lender, to issue debt, equity, or equity-linked securities of such Borrower (“Subsequently Issued Instruments”), including without limitation debt, preferred stock, warrants, options, convertible securities or Common Stock, then at Lender’s sole option and discretion and within thirty (30) days after Borrowers provide Lender with full details of the terms of the Subsequently Issued Instruments, Lender may both (or either) (i) exchange the remaining Financial Obligations due under this Note into such Subsequently Issued Instruments on the most favorable terms provided to any purchaser and/or (ii) separately purchase up to $405,600 of such Subsequently Issued Instruments on the most favorable terms provided to any purchaser.

17.
Assignment. This Note is freely transferable and assignable by Lender, provided that such transfer is made in compliance with all applicable state and federal laws. Any reference to Lender herein will be deemed to refer to any subsequent transferee of this Note at such time as such transferee acquires title to this Note. This Note may not be assigned or delegated by Borrowers, whether by voluntary assignment or transfer, operation of law, merger or otherwise.

18.
No Impairment. Borrowers will not, by amendment of any of Borrowers’ charters, by-laws or similar governing documents, or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms and covenants to be observed or performed hereunder by Borrowers, but will at all times in good faith assist in the carrying out and abidance of all the terms and covenants of this Note and in the taking of all such action as may be necessary or appropriate in order to protect the intent of all the terms and covenants of this Note.

19.
Notices. All notices and other communications provided for hereunder shall be in writing and shall be mailed, telecopied or delivered, if to Lender, to Fagan Capital Inc., 5201 North O'Connor Blvd. Suite 440, Irving, Texas 75039, facsimile no.: 972-869-4066; and if to Borrowers, to Oxis International Inc., 323 Vintage Park Drive, Suite B, Foster City, California 94404, facsimile no.: 650-573-1969 attention: Steven Guillen; or at such other addresses as shall be designated in a written notice complying as to delivery with the terms of this paragraph. All such demands, notices, and other communications shall be effective (i) if mailed, three days after being deposited in the mails with postage prepaid and sent via certified mail, return receipt requested, (ii) if telecopied, when received, and (iii) if delivered, upon delivery.

20.
Headings.  The headings of this Note have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof or affect in any way the meaning or interpretation of this Note.

21.
Pronouns and Plurals. Whenever the context may require, any pronoun used in this Note shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns, and verbs shall include the plural and vice versa.

22.
Further Action. Borrowers shall execute all documents, provide all information, and take or refrain from taking all actions as may be necessary or appropriate to comply with the terms and covenants of this Note.

23.
Binding Effect. The terms and covenants of this Note shall be binding upon Borrowers and their, and enforceable by Lender and its, respective executors, administrators, successors, personal represent-atives, heirs, and assigns.

24.	Replacement of Note. On receipt by Borrowers of evidence of the loss, theft, destruction or mutilation of this Note, Borrowers shall execute and deliver, in lieu thereof, a new Note of like tenor.

25.
Entire Agreement. This Note constitutes the entire agreement and understanding between Borrower and Lenders relating to the subject matter hereof and supersedes all prior representations, inducements, promises, projections, endorsements, premises, agreements, memoranda, communications, negotiations, discussions, understandings, and arrangements, whether oral, written, or inferred, between the parties relating to the subject matter hereof.

26.
Counterparts. This Note may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties intend that faxed versions or pdf versions of signature pages will be enforceable without presentation of the manually executed signature pages.

27.
Jurisdiction. BORROWERS HEREBY (A) IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY TEXAS STATE OR FEDERAL COURT SITTING IN DALLAS, TEXAS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE, (B) WAIVE ANY DEFENSE BASED ON DOCTRINES OF VENUE OR FORUM NON CONVENIENS, OR SIMILAR RULES OR DOCTRINES, (C) IRREVOCABLY AGREE THAT ALL CLAIMS IN RESPECT OF SUCH AN ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH TEXAS STATE OR FEDERAL COURT, AND (D) IRREVOCABLY AGREE THAT THIS NOTE IS PERFORMABLE IN DALLAS COUNTY, TEXAS.

28.	Jury Trial. BORROWERS AND LENDER MUTUALLY WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE.

29.
Governing Law. This Note shall be governed by, and construed and interpreted in accordance with, the internal laws of the State of Texas applicable to contracts made and to be performed therein without consideration as to choice of law.

30.	Renewal and Modification. This Note renews, modifies, amends, and extends that certain Promissory Note, dated March 31, 2006, payable by Borrowers to Lender.

IN WITNESS WHEREOF, the undersigned have executed this Note as of the date first set forth above.

OXIS INTERNATIONAL, INC., a Delaware corporation
By: /s/ Steven T. Guillen
Name: Steven T. Guillen
Title: President & Chief Executive Officer

OXIS HEALTH PRODUCTS, INC., a Delaware corporation
By:____________________________
Name:__________________________
Title:___________________________

OXIS THERAPEUTICS, INC., a Delaware corporation
By:____________________________
Name:__________________________
Title:___________________________

OXIS ACQUISITION CORPORATION., a Delaware corporation
By:____________________________
Name:__________________________
Title:___________________________

OXIS ISLE OF MAN LIMITED, an Isle of Man corporation
By:____________________________
Name:__________________________
Title:___________________________

OXIS INSTRUMENTS, INC., a Pennsylvania corporation
By:____________________________
Name:__________________________
Title:___________________________

AGREED TO AND ACCEPTED:

FAGAN CAPITAL, INC.

By: /s/ William S. Fagan
William S. Fagan, President

Exhibit 10.2
OXIS INTERNATIONAL INC.

COMMON STOCK PURCHASE WARRANT

NEITHER THIS WARRANT NOR THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE BEEN REGISTERED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, OR UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”). THIS WARRANT IS RESTRICTED AND MAY NOT BE OFFERED, RESOLD, PLEDGED OR TRANSFERRED EXCEPT AS PERMITTED UNDER THE ACT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION FROM SUCH REGISTRATION REQUIREMENTS.

OXIS INTERNATIONAL INC., a Delaware corporation (the “Company”), hereby certifies that, for value received, Fagan Capital Inc., a Texas corporation, the holder hereof (the “Holder”), is entitled, subject to the terms set forth below, to purchase from the Company at any time or from time to time before 5:00 P.M. New York time, on the Expiry Date, fully paid and nonassessable shares of the Company’s U.S. $.001 par value per share common stock (the “Common Stock”). The purchase price per share (the “Purchase Price”) shall (subject to adjustment pursuant to the terms hereof) be, in the event of a purchase at any time during the period commencing on the date hereof and ending on the Expiry Date, $0.35. The number of shares of Common Stock and the amount of the Purchase Price are subject to adjustment as provided herein. This Common Stock Purchase Warrant (this “Warrant”) may not be redeemed by the Company.

This Warrant evidences the right to purchase an aggregate of 1,158,857 shares of Common Stock, subject to adjustment as provided in this Warrant.

As used herein, the following terms, unless the context otherwise requires, have the following respective meanings:

(a) The term “Company” includes any entity which shall succeed to or assume the obligations of the Company hereunder.

(b)  The term “Expiry Date” means June 1, 2014. Notwithstanding, as of June 1, 2014 if the Company is not in compliance with all of its obligations under the Registration Rights Agreement (as defined below) between Holder and Company, , or any of its obligations under this Warrant, then the Expiry Date will be extended to the date which is two years after the date of full compliance with all its obligations under both this Warrant and the Registration Rights Agreement, including but not limited to complying with and effecting all of Holder’s Demand Registration rights (as defined in the Registration Rights Agreement).

(c) The term “Other Securities” refers to any stock (other than Common Stock) and other securities of the Company or any other person (corporate or otherwise) which the Holder at any time shall be entitled to receive, or shall have received, upon the exercise of this Warrant, in lieu of or in addition to Common Stock, or which at any time shall be issuable or shall have been issued in exchange for or in replacement of Common Stock or Other Securities pursuant to Section 6 or otherwise.

(d) The term “Registration Rights Agreement” refers to a registration rights agreement covering the Common Stock which may be acquired by Holder upon exercise of this Warrant, which agreement is intended to be executed by Company and Holder as soon as practicable after the issuance of this Warrant, and which will have the same effective date as this Warrant. Company and Holder have been negotiating, and agree to continue to negotiate in good faith and attempt to execute such Registration Rights Agreement, and agree that it will contain customary terms and conditions for a registration rights agreement, including but not limited to the granting to Holder of piggy-back registration rights beginning on the effective date of the Registration Rights Agreement and demand registration rights beginning on the first anniversary of the effective date of the Registration Rights Agreement.

(e) The term “SEC,” “Securities and Exchange Commission” or “Commission” refers to the Securities and Exchange Commission or any other federal agency then administering the Securities Act.

(f) The term “Shares” means the Common Stock issued or issuable upon exercise of this Warrant.

(g) The term “Securities Act” means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

(h) The term “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor federal statute, and the rules and regulations of the Securities and Exchange Commission thereunder, all as the same shall be in effect at the time.

1. Restricted Stock.

1.1 Restrictive Legend. The certificates evidencing the Shares issuable upon any exercise of this Warrant shall, unless such Shares have been registered under the Securities Act, be unregistered securities and shall bear a restrictive legend similar to the legend on the first page of this Warrant.

1.2 Commission Filings.

(a) The Company shall at all times keep adequate “current public information” available under, and otherwise comply with the requirements of, Rule 144 promulgated under the Securities Act.

(b) The Company shall file with the Commission in a timely manner all required reports and other documents as the Commission may prescribe under Section 13(a) or 15(d) of the Securities Exchange Act.

(c) The Company shall furnish to the Holder forthwith upon request, (i) a written statement by the Company as to its compliance with the reporting requirements under the Securities Act and of the reporting requirements of the Securities Exchange Act, (ii) a copy of the most recent annual or quarterly report of the Company, (iii) any other reports and documents necessary to satisfy the information-furnishing condition to offers and sales under Rule 144A under the Securities Act, and (iv) such other reports and documents as the Holder reasonably requests to avail itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

2. Exercise of Warrant.

2.1 Exercise in Full. The Holder may exercise this Warrant in full by surrendering this Warrant, with the form of Notice of Exercise attached hereto as Attachment A duly executed by the Holder, to the Company at its principal office. The surrendered Warrant shall be accompanied by payment in the amount obtained by multiplying the number of Shares which may be purchased pursuant to this Warrant, by the then applicable Purchase Price.

2.2 Partial Exercises. The Holder may exercise this Warrant in part (one or more times) by surrendering this Warrant and a completed Notice of Exercise in the manner and at the place provided in Subsection 2.1 except that the number of Shares obtained through a partial exercise shall be the number of Shares as shall be designated by the Holder in the Notice of Exercise. The surrendered Warrant shall be accompanied by payment in an amount equal to (a) the number of Shares as shall be designated by the Holder in the Notice of Exercise multiplied by (b) the then applicable Purchase Price. After each such partial exercise, the Company at its expense will forthwith issue and deliver to the Holder a new Warrant of like tenor, in the name of the Holder, pursuant to which the Holder may thereafter purchase a number of Shares equal to the aggregate number of Shares which could have been purchased pursuant to a full exercise of the Warrant immediately prior to the most recent partial exercise, less the number of such Shares purchased pursuant to the most recent partial exercise.

2.3 Company Acknowledgment. The Company will, at the time of any exercise, exchange or transfer of this Warrant, upon the request of the Holder, acknowledge in writing its continuing obligation to afford to the Holder any rights (including, without limitation, any right to registration of the Shares) to which the Holder shall continue to be entitled after such exercise or exchange in accordance with the provisions of this Warrant. If the Holder shall fail to make any such request, such failure shall not affect the continuing obligation of the Company to afford to the Holder any such rights.

2.4 Payment.

(a) Upon any exercise of this Warrant, in full or in part, Holder may, in lieu of paying cash, elect a cashless exercise through the surrender of certain Shares that would otherwise be acquired upon such exercise (using a valuation per Share for such purpose equal to the closing sales price, or the closing bid price if no sales occurred, on the business day immediately preceding such exercise), all as more fully illustrated in Section 2.4(b).

(b) To illustrate the application of Section 2.4(a), assume the following (all assumptions are for illustration purposes only): Purchase Price remains at $.35. The closing per share sales price on the business day immediately preceding the exercise, is $.85. There is a net unrealized gain of $579,428.50 (based on 1,158,857 shares times the $.50 per share difference between the immediately preceding closing price and the Purchase Price). Holder wishes to exercise this Warrant in full. Holder may either (i) Pay $405,600 cash and receive 1,158,857 Shares or (ii) elect a cashless exercise, by paying no cash and receiving that number of Shares which has a value equal to the net unrealized gain, which in this example is 681,681 shares (valued at $.85 per share), whereupon in either case this Warrant would be deemed fully exercised.

3. Delivery of Stock Certificates, Etc., on Exercise. As soon as practicable after the exercise of this Warrant, in full or in part, (a) the Holder hereof shall be deemed to be the record owner of the number of fully paid and non-assessable Shares to which the Holder shall be entitled upon such exercise and (b) in any event within ten (10) business days thereafter, the Company, at its expense (including the payment by it of any applicable issue taxes), will cause to be issued in the name of and delivered to the Holder, a certificate or certificates for the number of fully paid and nonassessable Shares to which the Holder shall be entitled on such exercise. No fractional Share or scrip representing a fraction of a Share will be issued on exercise, but the number of Shares issuable shall be rounded up to the nearest whole Share.

4. Adjustment for Reorganization, Consolidation, Merger, Etc.

4.1 Merger, Etc. If the Company shall (a) consolidate with or merge into any other person, or (b) transfer all or substantially all of its properties or assets to any other person under any plan or arrangement contemplating the dissolution of the Company (any such transaction being hereinafter sometimes referred to as a “Reorganization”) then, in each such case, the Holder, on the exercise hereof as provided in Section 2, at any time after the consummation or effective date of such Reorganization (the “Effective Date”), shall receive, in lieu of the Shares issuable on such exercise prior to such consummation or such Effective Date, the stock and Other Securities and other property (including cash) to which the Holder would have been entitled upon such consummation or in connection with such dissolution, as the case may be, if the Holder had so exercised this Warrant, immediately prior thereto. The successor entity in any such Reorganization, where the Company will not be the surviving entity (the “Acquiring Company”), must agree prior to such Reorganization in a writing satisfactory in form and substance to the Holder that this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and Other Securities and other property receivable on exercise after the consummation of such Reorganization, and shall be binding upon the issuer of any such stock or Other Securities (including, in the case of any transfer of properties or assets referred to above, the person acquiring all or substantially all of the properties or assets of the Company). If the Acquiring Company has not so agreed to continue this Warrant, then the Company shall give 30 days' prior written notice to the Holder of such Reorganization, during which 30-day period (the “Notice Period”) the Holder at the Holder's option and upon written notice to the Company shall be able to (i) exercise this Warrant or any part thereof at an exercise price (the “Discounted Exercise Price”) equal to the then prevailing Purchase Price hereunder discounted at the Discount Rate (as used herein the “Discount Rate” shall mean the then prevailing interest rate on U.S. Treasury Notes issued on (or immediately prior to) the date of such 30-day notice and maturing on the Expiry Date (or immediately prior thereto), such rate to be compounded annually through the Expiry Date, and in no event to be less than 10% annually); or (ii) on the Effective Date, the Holder shall be paid an amount (the “Merger Profit Amount”) equal to the difference between the fair market value per share of Common Stock being purchased by the Acquiring Company in the Reorganization and the Discounted Exercise Price described in clause (i) above, and the Warrant shall thereafter expire. The Merger Profit Amount shall be payable in cash. The fair market value of any noncash property received from the Acquiring Company upon the Reorganization shall be determined in good faith by the Board of Directors of the Company relying upon a good faith independent appraisal of such noncash property.

4.2 Dissolution. In the event of any dissolution of the Company following the transfer of all or substantially all of its properties or assets, the Company, prior to such dissolution, shall at its expense deliver or cause to be delivered the stock and Other Securities and other property (including cash, where applicable) receivable by the Holder after the effective date of such dissolution pursuant to this Section 4 to a bank or trust company having its principal office in New York, New York, as trustee for the Holder.

4.3 Continuation of Terms. Except as otherwise expressly provided in Subsection 4.1, upon any reorganization, consolidation, merger or transfer (and any dissolution following any transfer) referred to in this Section 4, this Warrant shall continue in full force and effect and the terms hereof shall be applicable to the shares of stock and Other Securities and other property receivable on the exercise of this Warrant after the consummation of such reorganization, consolidation or merger or the effective date of dissolution following any such transfer, as the case may be, and shall be binding upon the issuer of any such stock or Other Securities, including, in the case of any such transfer, the person acquiring all or substantially all of the properties or assets of the Company, whether or not such person shall have expressly assumed the terms of this Warrant as provided in Section 4.1.

5. No Impairment. The Company will not, by amendment of its certificate of incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, but will, at all times, in good faith, assist in the carrying out of all such terms and in the taking of all such action as may be necessary or appropriate in order to protect the rights of the Holder against dilution or other impairment. Without limiting the generality of the foregoing, the Company covenants that it (a) will not increase the par value of any shares of stock receivable on the exercise of this Warrant and (b) will at all times reserve and keep available out of its authorized capital stock, solely for the purpose of issue upon exercise of this Warrant as herein provided, such number of shares of Common Stock as shall then be issuable upon exercise of this Warrant in full, taking into account the full application of the anti-dilution provisions, and shall take all such action as may be necessary or appropriate in order that all shares of Common Stock that shall be so issuable shall be duly and validly issued and fully paid and nonassessable and free from all taxes, liens and charges with respect to the issue thereof.

6.  Anti-Dilution Provisions.

(a)  In the event the Company shall pay a share dividend or other distribution payable in shares of Common Stock, the Purchase Price in effect immediately prior (and each Purchase Price in effect subsequent) to such dividend or distribution shall, concurrently with the effectiveness of such dividend or distribution, be proportionately adjusted. Specifically, in the case of a share dividend or other distribution payable in shares of Common Stock such adjustment shall occur as follows: the Purchase Price that is then in effect (and in effect at any time thereafter) shall be decreased as of the time of such issuance, or in the event a record date is fixed, as of the close of business on such record date, by multiplying the Purchase Price then (and therefore) in effect by a fraction (1) the numerator of which is the total number of shares of issued Common Stock immediately prior to the time of such issuance or the close of business on such record date, as the case may be, and (2) the denominator of which is the aggregate of (A) the number of shares of issued Common Stock immediately prior to the time of such issuance or the close of business on such record date plus (B) the number of shares of Common Stock to be issued in payment of such dividend or distribution.

(b)  In the event the issued shares of Common Stock shall be subdivided, combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock, the number of Shares which may be purchased pursuant to this Warrant and the Purchase Price shall be proportionately adjusted, in accordance with the example in Section 6(d).

(c) If the Company shall, after the date of issuance of this Warrant, (i) issue any Common Stock or Common Stock Equivalents for a consideration per share less than the Purchase Price in effect immediately prior to the issuance of such Common Stock or Common Stock Equivalent, or (ii) amend any outstanding Common Stock Equivalent such that Common Stock is issuable thereunder (whether or not actually issued) for a consideration per share less than the Purchase Price in effect immediately prior to the amendment of such Common Stock Equivalent, then in either case the Purchase Price in effect immediately after each such issuance or amendment shall forthwith be adjusted downward (but never upward) to a price equal to the price per share (net of selling expenses) received by the Company for such Common Stock or Common Stock Equivalents. For purposes of this Section 6(c):

(i) “Common Stock Equivalents” are defined to include options or warrants to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock, and options to purchase or rights to subscribe for such convertible or exchangeable securities, provided however, that the term Common Stock Equivalents excludes the first 2,300,000 common stock purchase options granted by the Company to directors or employees of the Company after the effective date of this Warrant. The term “2,300,000 common stock purchase options” in the previous sentence will be construed on the basis of the following: (1) each such option can convey to the holder the right to purchase no more than one share of Common Stock and (2) the 2,300,000 figure will be adjusted proportionately hereafter for any events described in Sections 6(a) and 6(b) hereof (in accordance with the example in Section 6(d)).

(ii) In the case of the issuance of Common Stock Equivalents, the aggregate maximum number of shares of Common Stock deliverable upon exercise or conversion of such Common Stock Equivalents shall for all purposes be deemed to have been issued at the time such Common Stock Equivalents were issued (or, as applicable, at any time they are subsequently amended), and for a consideration equal to the consideration, if any, received by the Company upon the issuance (or amendment) of such Common Stock Equivalents plus the minimum additional consideration, if any, to be received by the Company upon exercise or conversion thereof into Common Stock.

(iii) Upon the final expiration of any such Common Stock Equivalents, the Purchase Price (as to any Shares remaining available for purchase under this Warrant) to the extent in any way affected by the issuance of such Common Stock Equivalents shall be recomputed to reflect the issuance of only the shares of Common Stock actually issued upon the exercise or conversion of such Common Stock Equivalents for the price per share (net of selling expenses) actually received by the Company.

(iv) No adjustment shall be made for the actual issuance of Common Stock upon the exercise or conversion of any Common Stock Equivalents, to the extent that adjustments were already made in connection with the issuance or amendment of Common Stock Equivalents which gave rise to the ultimate issuance of such Common Stock.

(d)  Notwithstanding anything else to the contrary contained in this Warrant, each time that an adjustment is required to be made to the Purchase Price, proportionate adjustments will also be made to the number of Shares which may be purchased pursuant to this Warrant, so that (I) and (II) are equal, whereby (I) equals the total proceeds payable to the Company upon exercise in full of this Warrant immediately prior to such adjustment to the Purchase Price, and (II) equals the total proceeds payable to the Company upon exercise in full of this Warrant immediately after such adjustment to the Purchase Price. As an example of how the provisions of this Section 6 shall be applied, assume that the number of Shares which may be purchased upon exercise of this Warrant at a point in time is 2,000,000 Shares, and that at such point in time, the Purchase Price is $0.20, such that an exercise in full of this Warrant would yield proceeds to the Company of $400,000. Assume further that the Company effects a two-for-one stock split, which results in the Purchase Price being adjusted to $.10. Upon the effective date of such two-for-one stock split, the number of Shares which may be purchased upon exercise of this Warrant will be adjusted to be 4,000,000 Shares so that an exercise in full of this Warrant would still yield proceeds to the Company of $400,000. Upon the occurrence of each adjustment pursuant to this Section 6, the Company shall prepare, and promptly provide to the Holder, a certificate setting forth such adjustment and showing in detail the facts upon which such adjustment is based.

(e)  In the event the Company shall pay a dividend or other distribution in cash or noncash property (other than shares of Common Stock), the Purchase Price shall be adjusted downward in an amount equal to the value of such dividend or other distribution. The fair market value of any noncash property shall be determined in good faith by the Board of Directors of the Company relying upon a good faith independent appraisal of such noncash property.

(f)  Company and Holder acknowledge that Company and certain of its subsidiaries are, were or will be obligated to Holder separately under that certain Renewal and Modification Promissory Note (the “Renewal Note”) which was issued on or about the same date as this Warrant was issued. Upon any Event of Default under the Renewal Note (as defined in the Renewal Note), and regardless of whether this Warrant and the Renewal Note are owned by the same person at such time, the Purchase Price will be adjusted downward by 10% on the first day of each and every month thereafter until all amounts outstanding under the Renewal Note are repaid in full.

(g)  There will be no aggregating of Purchase Price adjustments. Each event which gives rise to a Purchase Price adjustment will in fact give rise to a separate Purchase Price adjustment hereunder.

(h)	In case at any time after the date of this Warrant:

(i)  The Company shall authorize (or events shall have occurred resulting in) any action referred to in Section 4 or Section 6 of this Warrant, or

(ii)  The Company shall authorize (or events shall have occurred resulting in) any action for which approval of any shareholders of the Company is required,

then the Company shall cause to be sent to the Holder as soon as possible but not later than at least thirty (30) days prior to any relevant record date, a written notice stating (1) the date on which a record is to be taken, or if a record is not to be taken, the date as of which any rights are to be determined or any other actions are expected to become effective.

7.	Representations and Warranties; Covenants.

7.1 Representations and Warranties. The Company represents and warrants to the Holder as follows:

(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

(b) The execution, delivery, and performance of this Warrant by the Company are within the Company’s corporate powers, have been duly authorized by all necessary corporate action, and do not contravene (i) the Company’s charter or by-laws or (ii) any law or any contractual restriction binding on or affecting the Company, any subsidiary of the Company, or its or their properties.

(c) No authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required for the due execution, delivery, and performance by the Company of this Warrant and any other documents or instruments executed or to be executed by the Company in connection with this Warrant.

(d) This Warrant constitutes the legal, valid, and binding obligation of the Company, enforceable against the Company in accordance with its terms. Upon any issuance of Shares hereunder, such Shares will be duly authorized, validly issued, and fully-paid and non-assessable and free of any preemptive rights. The Company has, by formal action of its Board of Directors, reserved the maximum number of Shares that may be issued upon the full exercise of this Warrant and authorized the issuance of such Shares upon any exercise of this Warrant.

(e) All information and other materials concerning the Company or any subsidiary of the Company which have been made available to the Holder by, or on behalf of the Company or any subsidiary of the Company, are complete and correct in all material respects and do not contain any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances under which such statements have been made.

(f) There is no action, litigation, investigation, or proceeding pending or, to the knowledge of the Company, threatened against the Company or any subsidiary of the Company before any court, arbitrator, or administrative agency which might result in any material adverse change in the business, assets, liabilities, or condition (financial or otherwise) of the Company.

7.2 Covenants. The Company covenants and agrees with the Holder that the following will be true and correct until the Expiry Date:

(a) The Company will, and will cause each of its subsidiaries to, comply in all material respects with all applicable laws, ordinances, rules, regulations, orders and other requirements of governmental authorities.

(b) The Company will, and will cause each of its subsidiaries to, maintain and preserve their existence, rights and privileges, intellectual property, licenses and franchises and obtain, maintain, and preserve all permits, licenses, authorizations and approvals that are necessary in the proper conduct of their business.

(c) The Company will, and will cause each of its subsidiaries to, keep adequate and proper records and books of account, in which complete and correct entries will be made in accordance with generally accepted accounting principles consistently applied, reflecting all financial matters and transactions in relation to the business and activities of the Company and its subsidiaries and affiliates.

(d) The Company will file, and will cause each of its subsidiaries to file, on a timely basis, all federal, state and local tax returns and other reports required by applicable law to be filed and all taxes, assessments and other charges imposed by any governmental authority upon the Company and any subsidiary of the Company, or any property of the Company or any subsidiary of the Company (including, without limitation, all federal income and social security taxes on employees' wages) and all such taxes, assessments and other charges which become due and payable shall be paid when due.

(e) The Company will (i) continue to be a reporting company required to make filings under the Securities Exchange Act and (ii) timely make all filings required by the Securities Exchange Act.

(f) The Company will (i) not increase the par value per share of the Common Stock and (ii) promptly take any and all action necessary to always have sufficient authorized but unissued shares of Common Stock (A) available to comply with the terms of this Warrant and (B) reserved for issuance upon exercise in full of this Warrant.

8. Reporting Requirements. The Company shall provide written notice to the Holder of any “Ineffective Period,” as defined below, within ten (10) days of the commencement of any Ineffective Period. The term “Ineffective Period” shall mean any period of time after the effective date of a Registration Statement prior to the Expiry Date that such Registration Statement or any supplemental or amended Registration Statement becomes ineffective or unavailable for use for the sale or resale, as applicable, of any or all of the Shares for any reason (or in the event the prospectus included in such Registration Statement is not current and deliverable).

9. Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, the Company at its expense will promptly execute and deliver, in lieu thereof, a new Warrant of like tenor.

10. Expenses. The Company agrees to pay any and all stamp, transfer and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Warrant and the issuance of this Warrant or the Shares.

11. Warrant Agent. The Company may, by written notice to the Holder, appoint an agent, or U.S. Stock Transfer Corp., for the purpose of issuing Shares on the exercise of this Warrant.

12. Remedies. The Company stipulates that the remedies at law of the Holder, in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant, are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

13. Assignment; Registered. The Holder may assign all or a portion of its rights under this Warrant to any person or entity and the Company shall promptly issue a Warrant of like tenor (a) to the assignee for the number of Shares such assignee is entitled to purchase and (b) to the Holder for the number of Shares the Holder remains entitled to purchase following the assignment. Until this Warrant is transferred on the books of the Company, the Company may treat the registered holder hereof as the absolute owner hereof for all purposes, notwithstanding any notice to the contrary.

14. Notices, Etc. All notices and other communications from the Company to the Holder shall be mailed by first class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company in writing by the Holder.

15. Miscellaneous. This Warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the Holder and the Company. This Warrant shall be construed and enforced in accordance with and governed by the internal laws (and not the conflicts laws) of Delaware. The headings in this Warrant are for purposes of reference only, and shall not limit or otherwise affect any of the terms hereof. This Warrant is being executed as an instrument under seal. All nouns and pronouns used herein shall be deemed to refer to the masculine, feminine or neuter, as the identity of the person or persons to whom reference is made herein may require.

16. Expiration. The right to exercise this Warrant shall expire at 5:00 P.M., New York time, on the Expiry Date.

Dated Effective: June 2, 2006.

OXIS INTERNATIONAL INC.

By:  /s/ Steven T. Guillen
Name: Steven T. Guillen
Title: President & Chief Executive Officer

ATTACHMENT A

NOTICE OF EXERCISE

(To be Executed by the Registered Holder in order to Exercise the Warrant)

The undersigned holder hereby irrevocably elects to purchase _________ shares of Common Stock of OXIS INTERNATIONAL INC. (the “Company”) pursuant to the Common Stock Purchase Warrant issued by the Company according to the conditions set forth in said warrant and as of the date set forth below.*

Date of Exercise: ________________________________________

Number of Shares be Purchased: __________________________________________

Applicable Total Purchase Price: __________________________________________

Method of exercise (Cash or Cashless): ____________________________________

If this is a Cashless exercise, provide detail on an attachment to this Notice, showing the methodology and results calculated in accordance with Section 2.4 of Warrant.

Signature:
[Name]

Address:

The Warrant must accompany this Notice of Exercise.

Exhibit 10.3

AMENDMENT #2 TO EXCLUSIVE LICENSE AND SUPPLY AGREEMENT

This Amendment #2 to Exclusive License and Supply Agreement (“Amendment #2”) is made and entered into on the 19th day of July, 2006 (the “Effective Date”) by and between OXIS International, a Delaware corporation (“OXIS”), located at 6040 N. Cutter Circle, Suite 317, Portland, OR 97217 and HaptoGuard, Inc., a Delaware corporation, located at Park 80 West, Plaza II, Suite 200, Saddle Brook, NJ 07663 (“HaptoGuard”).

WHEREAS, OXIS and HaptoGuard entered into a License and Research Agreement effective on September 28, 2004 (the “Original Agreement”);

WHEREAS, OXIS and HaptoGuard entered into an Amendment to Exclusive License and Supply Agreement on March 22, 2005 (together with the Original Agreement, the “Agreement”);

WHEREAS the parties wish to amend the Agreement and incorporate therein the terms and conditions stated below. Capitalized terms used in this Amendment #2 that are no otherwise defined herein shall have the respective meanings set forth in the Agreement.

NOW THEREFORE, the parties hereby agree as follows:

1.	Section 5 of the Agreement is hereby amended by deleting the third paragraph of Section 5 of the Agreement and inserting in lieu thereof the following paragraph:

“In the event that HaptoGuard should fail to comply with the timelines set forth on Exhibit C, OXIS will allow a six- (6-)month extension for each task upon the payment of One Hundred Thousand US Dollars ($100,000) to OXIS. Thereafter, OXIS will allow up to three (3) three- (3-)month extensions for each task upon the payment of Fifty Thousand US Dollars ($50,000) to OXIS for each extension, and thereafter, OXIS shall have the right to terminate this Agreement.”

2.
The Plan and Timeline attached as Exhibit C of the Agreement is hereby amended by deleting the language in the first column of the second row of the Plan and Timeline and inserting in lieu thereof the following language:

“Fourteen (14) months from the Effective Date (the “Phase II Deadline”)”

3.
The Plan and Timeline attached as Exhibit C of the Agreement is hereby amended by deleting the language in the first column of the third row of the Plan and Timeline and inserting in lieu thereof the following language:

“Twelve (12) months from the Phase II Deadline, as amended by any extension pursuant to Section 5 of the Agreement”

4.	The Plan and Timeline attached as Exhibit C of the Agreement is hereby amended by deleting the language in the last row of the Plan and Timeline and inserting in lieu thereof the following language:

“In the event that HaptoGuard should approach default on these timelines, OXIS will allow a six- (6-)month extension upon payment of $100,000 to OXIS. Thereafter, OXIS will allow up to three (3) three- (3-)month extensions for each task upon the payment of $50,000 to OXIS for each extension, and thereafter, OXIS will have the right to terminate this Agreement.”

5.
The parties to this Amendment #2 each acknowledge and agree that as of the date hereof the Agreement is in full force and effect. Except for the changes and/or additions stated herein, all other terms of the Agreement shall remain valid and bind the parties without any change. In any case of a contradiction between the provisions of this Amendment #2 and the provisions of the Agreement, the provisions of this Amendment #2 shall prevail. Without limiting the generality of the foregoing, the term “Agreement” as used in the Agreement shall be deemed to be the Agreement as amended and supplemented by this Amendment #2.

6.	The commencement date for any extensions granted under the Agreement will be the Effective Date of this Amendment #2.

IN WITNESS WHEREOF, the parties hereby sign this Amendment #2:

OXIS INTERNATIONAL	HAPTOGUARD, INC.

By: /s/ Steven T. Guillen Name: Steven T. Guillen Title: President & CEO	By: /s/ Noah Berkowitz Name: Noah Berkowitz Title: President and CEO